EXHIBIT 4.7

* Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24B-2 of the Securities Exchange Act of 1934, as amended.

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement” or “Agreement”) sets forth the terms upon which Sirna Therapeutics, Inc. (SIRNA) and Merck & Co., Inc. (“MERCK & CO”) and Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc. (collectively “PROTIVA”) agree to settle the litigations pending both before the Superior Court of California, San Francisco County, captioned Protiva Biotherapeutics, Inc. et. al. v. Sirna Therapeutics, Inc., Case No. CGC-06-450694 and before the United States District Court For The Northern District of California, captioned Sirna Therapeutics, Inc. v. Protiva Biotherapeutics, Inc. and Mark J. Murray, Case No. C-06-1361 (MMC) (collectively the “Litigation”). SIRNA, MERCK & CO and PROTIVA are individually referred to in this Agreement as a “Party” and collectively as the “Parties”. This Agreement shall be effective as of October 9, 2007 (“Effective Date”).

BACKGROUND

SIRNA and PROTIVA entered into a Strategic Alliance Agreement (“SAA”) dated February 1, 2005 and a Materials Transfer Agreement dated April 6, 2004 which was modified in an Amended and Restated Materials Transfer Agreement (“MTA”) dated October 1, 2004 (collectively the “Prior Agreements”). The disputes that resulted in the Litigation arose from the relationships established and the activities undertaken by the Parties since the inception of these agreements. The Parties wish to completely settle their disputes and the Litigation with this Settlement Agreement.

In consideration of the mutual promises contained herein and any other good and valuable consideration, the adequacy of which is hereby acknowledged, the Parties hereto agree:

1. DEFINITIONS

1.1	“Additional Contested Claims” shall have the meaning set forth in Section 6.4.3.

1.2	“Affiliate” shall mean (i) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; or (ii) any corporation or business entity which, directly or indirectly, owns, controls or holds fifty percent (50%) (or the maximum ownership interest permitted by law) or more of the securities or other ownership interests representing the equity, the voting stock or, if applicable, the general partnership interest, of a Party; or (iii) any corporation or business entity of which fifty percent (50%) or more of the securities or other ownership interests representing the equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a corporation or business entity described in (i) or (ii).

1.3	“Anniversary Date” shall mean the date that is one year after the Effective Date.

1.4	[*].

1.5	“Collaboration Patent Rights” shall mean any claims of any patents and patent applications that as a result of the inventorship determination in Section 6 become either PROTIVA Patent Rights, PROTIVA Designated Patent Rights or Joint Patent Rights.

1.6	“Compound” shall mean a nucleic acid molecule whether now known or hereafter discovered or created including but not limited to short interfering nucleic acid (siNA), short interfering RNA (siRNA), double-stranded RNA (dsRNA), micro-RNA (miRNA), and short hairpin RNA (shRNA) molecules.

1.7	“Contested Claims” shall mean the Additional Contested Claims, Initial Contested Claims and the Other Contested Claims.

1.8	“Control”, “Controls” or “Controlled by” shall mean with respect to any item of or right under PROTIVA Patent Rights or PROTIVA Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of PROTIVA to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any third party existing at the time PROTIVA would be required hereunder to grant to MERCK such access or license or sublicense.

1.9	“Covered Product” shall mean a Product which the manufacture, use or sale of would infringe a Valid Patent Claim in the country where the use or sale occurs but for (i) the licenses granted herein, (ii) their being conducted by a co-owner of the relevant patent in such country, and/or (iii) any statutory exemptions from infringement such as 35 USC § 271 (e).

1.10	“Disputed Applications” shall mean the [*].

1.11	“Field” shall mean any therapeutic, diagnostic, prophylactic or other commercial use or commercial application of any LNP Formulation, Compound or Product that is directed against any target outside of the Restricted Field; provided however, that Field shall not include any therapeutic, diagnostic, prophylactic or other commercial use or commercial application of LNP Formulations to deliver [*].

1.12	“IND” shall mean shall mean an Investigational New Drug application for approval to conduct human clinical investigations filed with or submitted to the US Food and Drug Administration (“FDA”), or any equivalent filing or application made with the European Medicines Evaluation Agency or any successor agency or any similar regulatory authority in a Major Market Country.

1.13	“INEX Litigation” shall mean the case pending before the Supreme Court of British Columbia filed on or about March 24, 2006 and captioned Protiva Biotherapeutics Inc. v. Inex Pharmaceuticals Corporation, Timothy Ruane, David Main, Dr. Pieter Cullis and Darrell Elliot (No. S061992 Vancouver Registry) and any litigation in any other forum at anytime based on the same or similar legal grounds.

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1.14	“Initial Contested Claims” shall mean any patent claims identified by PROTIVA under Section 6.1.6 in the Disputed Applications.

1.15	“Joint Patent Rights” shall have the meaning set forth in Section 6.2.3 herein.

1.16	“LNP Formulation” shall mean a delivery formulation that has one or more lipid components.

1.17	“Major Market Country” shall mean any of the United Kingdom, France, Germany, Italy, Spain or Japan.

1.18	“MERCK” shall mean MERCK & CO and SIRNA collectively.

1.19	“MERCK Patent Rights” shall mean any patents or patent applications to the extent containing Initial Contested Claims and/or Other Contested Claims that:

(i)	are determined in accordance with Sections 6.1.1 through 6.1.12 to be invented solely by persons obligated to assign inventions to MERCK and/or its Affiliates; and

(ii)	relate solely to delivery vehicles or formulations, whether or not such claims relate to delivery vehicles or formulations in the general context of delivering compounds.

For avoidance of doubt, MERCK Patent Rights shall not include:

(x) any patents or patent applications to the extent containing any Additional Contested Claims; or

(y) any patents or patent applications to the extent containing Initial Contested Claims and/or Other Contested Claims so determined to be invented solely by persons who were, at the time such invention was made, obligated to assign inventions to MERCK and/or its Affiliates which are directed to nucleic acids alone and/or delivery vehicles or formulations together with nucleic acids other than in the general context of delivering compounds.

1.20	“NDA” shall mean a New Drug Application or Biologics License Application filing pursuant to the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., and/or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., as such may be amended from time to time, or any equivalent filing or application seeking marketing approval for a Product made with the European Medicines Evaluation Agency or any successor agency or any similar regulatory authority in a Major Market Country.

1.21	“Net Sales” shall mean the gross invoice price (not including value added taxes, sales taxes, or similar taxes) of Product sold by MERCK or its Affiliates to the first third party after deducting, if not previously deducted, from the amount invoiced or received:

1.21.1	trade and quantity discounts other than early payment cash discounts;

1.21.2	returns, rebates, chargebacks and other allowances;

1.21.3	retroactive price reductions that are actually allowed or granted;

1.21.4	sales commissions paid to third party distributors and/or selling agents;

1.21.5	a fixed amount equal to [*] of the amount invoiced to cover bad debt, early payment cash discounts, transportation and insurance and custom duties; and

1.21.6	the standard inventory cost of delivery devices used for dispensing or administering Product.

1.22	“Other Contested Claims” shall have the meaning set forth in Section 6.4.2.

1.23	“Phase II Clinical Trial” shall mean a human clinical trial in any country intended to satisfy standards that would meet the requirements of 21 CFR 312.21(b).

1.24	“Phase III Clinical Trial” shall mean a human clinical trial in any country intended to satisfy standards that would meet the requirements of 21 CFR 312.21(c).

1.25	“Product” shall mean a pharmaceutical composition containing Compound, or containing Compound and a LNP Formulation; whether or not including any other active ingredients or excipients.

1.26	“PROTIVA Designated Patent Rights” shall mean any and all claims in patents and patent applications in PROTIVA Patent Rights but specifically excluding any claims in those patents or patent applications that meet any one or more of the following criteria:

(i)	such claim requires as an element of the claim a cationic lipid described in Schedule 1.26(i);

(ii)	such claim requires as an element of the claim a PEG-lipid described in Schedule 1.26(ii);

(iii)	such claim requires a specific Compound against a PROTIVA Reserved Target; or

(iv)	the subject matter of such claim was first contained in an application with a filing date after the Effective Date.

1.27	“PROTIVA IP” shall mean PROTIVA Patent Rights and PROTIVA Know-how.

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1.28	“PROTIVA Know-how” shall mean all information and material which is or ever was Controlled by PROTIVA up to the Effective Date including but not limited to, discoveries, improvements, processes, methods, protocols, formulas, data, inventions, know-how and trade secrets, patentable or otherwise and specifically including but not limited to the alleged trade secrets and information at issue in the Litigation.

1.29	“PROTIVA Patent Rights” shall mean any and all claims in patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention) in the Territory which claims meet all of the following criteria:

(i)	they are Controlled by PROTIVA; and

(ii)	they are in patents or patent applications which were filed on or before, or claim priority back to a date on or before, the Anniversary Date, including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, and the like of any such patents and patent applications, and foreign equivalents of the foregoing, including, but not limited to, those listed on Schedule 1.29; provided, however, that the PROTIVA Patent Rights will not include any claims in patents or patent applications, or rights with respect thereto, that are:

(x) both (a) not listed on Schedule 1.29 and (b) Controlled by PROTIVA by reason of a license or other right granted to PROTIVA by Alnylam Pharmaceuticals, Inc., under any agreement or agreements, whether dated prior to, on, or following the Effective Date or by reason of a license or other right granted to PROTIVA by Tekmira Pharmaceutical Corporation after the Effective Date; or

(y) to a specific Compound against a target and the subject matter of the claim(s) was first contained in an application with a filing date after the Effective Date; or

(z) claims that were first contained in, or that are derived from and claim priority to [*].

1.30	“PROTIVA Reserved Target” shall mean [*] and any PROTIVA Potential Reserved Target chosen in accordance with Section 4.4. More detailed information about the respective genes is attached as Schedule 1.30.

1.31	“PROTIVA Potential Reserved Target” shall mean [*]. More detailed information about the respective genes is attached as Schedule 1.31.

1.32	“Retained Litigation Documents” shall mean and include: (i) any deposition testimony taken in the Litigation and any documents marked as exhibits in such depositions; and (ii) any testimony by declaration or sworn affidavit including any documents identified as exhibits to such declarations or affidavits.

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1.33	“Restricted Field” shall mean any therapeutic, diagnostic, prophylactic or other commercial use or commercial application of any LNP Formulation, Compound or Product that is specifically directed against any PROTIVA Reserved Target; provided however, that Restricted Field shall not include any therapeutic, diagnostic, prophylactic or other commercial use or commercial application of LNP Formulations to deliver [*].

1.34	“SIRNA Patent Rights” shall mean any patent or patent application in the Territory that claims a right of priority to a Disputed Application.

1.35	“Territory” shall mean all countries of the world.

1.36	“Valid Patent Claim” shall mean any claim in an issued and unexpired patent within the PROTIVA Patent Rights or Collaboration Patent Rights, which has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, which decision is unappealable or unappealed within the time allowed for appeal, and which has not been abandoned, disclaimed, dedicated to the public or otherwise been admitted by the holder of the patent to be invalid or no longer enforceable through reissue, reexamination, or disclaimer or otherwise.

2. DISMISSAL

PROTIVA, with the intention of binding itself, its successors, assigns, and Affiliates does hereby irrevocably release MERCK from any obligation to comply with the preliminary injunction order issued by the Superior Court of California, San Francisco County on March 20, 2007 and shall take immediate steps to have the injunction order dissolved. Within three (3) business days of the Effective Date of this Settlement Agreement and simultaneously with receipt of payment from MERCK & CO under Section 5.1, the Parties shall file with the respective courts a Request For Dismissal with prejudice of all claims and counterclaims in the Litigation by filing a Stipulation And Order Of Dismissal in the form attached hereto as Schedules 2-A and 2-B. Each Party will appear in court, perform all acts, sign all necessary documents and cooperate with each other as necessary to facilitate such dismissal of the claims.

3. RELEASES

3.1	PROTIVA, with the intention of binding itself, its successors, assigns and Affiliates, does hereby irrevocably release and forever discharge, and agrees not to assert or to assist any third party in asserting any action, claim, liability or demand against, MERCK and its Affiliates, successors, predecessors, directors, officers, partners, employees, customers, agents, and all those acting in privity or concert with any of them, from and with respect to any and all claims PROTIVA had or may have had against MERCK, on or before the Effective Date, whether those causes of action are known or unknown to PROTIVA, arising out of or relating to the receipt, use or disclosure of PROTIVA IP or MERCK’s representations, warranties or performance under, or breach of, the Prior Agreements, including any and all claims and counterclaims that were or could have been asserted by PROTIVA in the Litigation or that could have been asserted by PROTIVA based upon the allegations of the Complaints and Amended Complaints or Counterclaims of PROTIVA in the Litigation.

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3.2	MERCK, with the intention of binding itself, its successors, assigns and its majority-owned Affiliates does hereby irrevocably release and forever discharge, and agrees not to assert or to assist any third party in asserting any action, claim, liability or demand against, PROTIVA and its Affiliates, successors, predecessors, directors, officers, partners, employees, customers, agents all those acting in privity or concert with any of them, from and with respect to any and all claims that MERCK had or may have had on or before the Effective Date arising out of or relating to PROTIVA’s representations, warranties or performance under, or breach of, the Prior Agreements, including any and all claims and counterclaims that were or could have been asserted by MERCK in the Litigation or that could have been asserted by MERCK based upon the allegations of the Complaints and Amended Complaints or Counterclaims of MERCK in the Litigation.

3.3	With respect to PROTIVA Know-how, PROTIVA covenants not to sue MERCK, its Affiliates, successors, predecessors, directors, officers, partners, employees, customers, agents, and all those acting in privity or concert with any of them for any past or future use of PROTIVA Know-how for any purpose.

3.4	With respect to PROTIVA Patent Rights, PROTIVA covenants not to sue MERCK, its Affiliates (or any of their bona fide collaborators, with respect only to research and/or development within the scope of such collaboration) for any research and/or development activity in the Territory after the Effective Date.

3.5	For the avoidance of doubt, subject to Section 6.1.1, the Parties acknowledge that none of them intend hereby to waive any existing protective order issued in connection with the Litigation or to release any right (i) to raise any matter, fact, theory, or argument on inventorship to the Patent Expert in connection with the process described in Section 6 or (ii) to claim or assert in any forum that any patent claim Controlled by the other Party is invalid or unenforceable.

3.6	The Parties hereto specifically understand, acknowledge, and agree that this is a full and final release of all claims described herein, whether known or unknown, and whether or not included in the pleadings of the Litigation. Each Party therefore hereby expressly and voluntarily waives all rights or benefits which such Party might otherwise have under California Civil Code Section 1542, which provides:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected the settlement with the debtor.”

Each of the Parties further expressly and voluntarily waive any substantially similar or equivalent statutory, common law, or equitable rights or benefits arising under the laws of any other jurisdiction.

4. LICENSES

4.1

PROTIVA grants MERCK a non-exclusive license in the Territory under PROTIVA Patent Rights and Collaboration Patent Rights for any and all purposes in the Field, including but not limited to: to make, have made, use, offer to sell, sell or import LNP

Formulations, Compound and Product(s) (subject to the exclusions stated in Section 1.11 with respect to [*]. MERCK shall have the right to grant sublicenses under the license in this Section 4.1 to MERCK’s Affiliates but not otherwise.

4.2	PROTIVA grants MERCK a non-exclusive license in the Territory under PROTIVA Designated Patent Rights and Collaboration Patent Rights for any and all purposes in the Restricted Field, including but not limited to: to make, have made, use, offer to sell, sell or import LNP Formulations, Compound and Product(s) (subject to the exclusions stated in Section 1.33 with respect to [*]. MERCK shall have the right to grant sublicenses under the license in this Section 4.2 to MERCK’s Affiliates but not otherwise.

4.3	With respect to PROTIVA Patent Rights which PROTIVA either (i) first obtains Control over during the period between the Effective Date and the Anniversary Date or (ii) is a patent application that was filed during the period between the Effective Date and the Anniversary Date and does not claim priority to an application filed before the Effective Date, PROTIVA will promptly disclose such patent or patent application to MERCK in writing following the publication of such patent or patent applications in the Territory and MERCK shall have the option to decline a license under such PROTIVA Patent Rights. MERCK shall notify PROTIVA in writing of its election within sixty (60) days of receipt of PROTIVA’s notice.

4.4	At any time or times during the period between the Effective Date and the Anniversary Date, PROTIVA may designate, by written notice to MERCK, a PROTIVA Potential Reserved Target to be a PROTIVA Reserved Target, provided however, that PROTIVA may designate no more than a total of [*] PROTIVA Potential Reserved Targets during this Agreement.

4.5	MERCK grants to PROTIVA a non-exclusive, perpetual, royalty-free, paid-up license, with right to grant sublicenses in one or more tiers, in the Territory under MERCK Patent Rights to make, have made, use, offer to sell, sell or import LNP Formulations, alone or combined with one or more active ingredients and/or inert ingredients.

4.6	No Party is granting rights by implication or otherwise to any other patents owned or Controlled by that Party. Each Party reserves the right to enforce against the other Parties any patents not expressly included in the license grants under this Section 4.

5. PAYMENTS

5.1	Payments in Settlement. In consideration of PROTIVA’s agreement to grant the releases provided for in this Agreement and other valuable consideration, MERCK shall pay up to [*] to Protiva Biotherapeutics Inc., as follows:

(i)	MERCK will, within [*] of the Effective Date of this Settlement Agreement, pay Protiva Biotherapeutics Inc. on a [*] (the “Initial Payment”), and

(ii)	contingent on the occurrence of the events described in Section 5.1.1 and 5.1.2, MERCK will be obligated to pay Protiva Biotherapeutics Inc. up to an additional [*].

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5.1.1	Conditional Payments. Subject to the terms and conditions of this Agreement and Section 5.4 below, MERCK shall pay to Protiva Biotherapeutics Inc. the following conditional payments:

(a)	[*]; and

(b)	[*].

5.1.2	Each of the conditional payments set forth in Sections 5.1.1(a) and (b) shall be paid, if ever, only once under this Settlement Agreement. MERCK shall notify PROTIVA in writing within [*] days following the satisfaction of the respective event described, and shall make the appropriate conditional payment within [*] days after the occurrence of such event.

5.2	License Payments. In consideration of PROTIVA’s agreement to grant the licenses provided for in Section 4 and subject to the terms and conditions of this Agreement, MERCK will pay Protiva Biotherapeutics Inc. the following milestone payments and the royalties provided for in Section 5.5:

5.2.1	[*];

5.2.2	[*];

5.2.3	[*];

5.2.4	Each of the Milestones under this Section 5.2 shall be payable only once for any particular Covered Product. MERCK shall notify PROTIVA in writing within [*] days following the achievement of each milestone, and shall make the appropriate milestone payment within [*] days after the achievement of such milestone.

5.3	In the event that a Product activity does not trigger a conditional payment or a milestone payment under Section 5.1.1 or 5.2 because at the time the activity occurred such Product did not meet the definition of a “Covered Product,” but, at a later date, (i) due to the issuance of a patent, such Product does meet the definition of a “Covered Product,” and (ii) MERCK is continuing the clinical development of or is selling the Product, then MERCK shall pay the corresponding conditional payment or milestone payment within thirty (30) days of notice by PROTIVA that the patent has issued.

5.4	For the purposes of Sections 5.1.1 and 5.2, any activity or event anywhere in the world with respect to a Product shall be deemed to be such an activity or event with respect to a Covered Product if such Product is then (or thereafter becomes, as described in Section 5.3) a Covered Product in the United States.

5.5	Royalties.

5.5.1	Royalties Payable By MERCK. Subject to the terms and conditions of this Agreement, MERCK shall pay Protiva Biotherapeutics Inc. royalties, calculated on a Product-by-Product basis, as set forth in this Section 5.5.

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MERCK shall pay Protiva Biotherapeutics Inc. royalties in an amount equal to [*] of Net Sales of Covered Products by MERCK or its Affiliates.

All royalties are subject to the following conditions:

(i)	that only one royalty shall be due with respect to the same unit of Covered Product;

(ii)	that no royalties shall be due upon the sale or other transfer among MERCK or its Affiliates, but in such cases the royalty shall be due and calculated upon MERCK’s or its Affiliate’s Net Sales to the first independent third party;

(iii)	no royalties shall accrue on the sale or other disposition of Covered Product by MERCK or its Affiliates for use in a clinical trial; and

(iv)	no royalties shall accrue on the disposition of Covered Product in reasonable quantities by MERCK or its Affiliates as samples (promotional or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

5.5.2	Change in Sales Practices. The Parties acknowledge that during the term of this Agreement, MERCK’s sales practices for the marketing and distribution of its products generally may change to the extent that the calculation of the payment for royalties on Net Sales may become impractical or even impossible. In such event the Parties agree to meet and discuss in good faith new ways of compensating PROTIVA to the extent currently contemplated under Section 5.5.1.

5.5.3	Royalties for Bulk Goods. In those cases in which MERCK sells bulk LNP Formulation containing a Compound rather than Covered Product in packaged form to an independent third party, the royalty obligations of this Section 5.5 shall be applicable to the bulk LNP Formulation containing Compound.

5.6	Reports; Payment of Royalty. During the term of this Agreement following the first commercial sale of a Product, MERCK shall furnish to PROTIVA a quarterly written report for the calendar quarter showing the Net Sales of all Products subject to royalty payments sold by MERCK and its Affiliates in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the [*] day following the close of each calendar quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royalty report is due. MERCK shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

5.7	Late Payments. MERCK will be liable to Protiva Biotherapeutics Inc. for interest on overdue royalties or other amounts payable hereunder, commencing on the date such amounts become due and ending upon payment of such amounts, at an annual rate of [*] as quoted from time to time during such period by the head office of the Royal Bank of Canada, or the maximum legal rate, whichever is less.

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5.8	Audits.

5.8.1	Upon the written request of PROTIVA and not more than once in each calendar year, MERCK shall permit, and shall cause its sublicensed Affiliates to permit, an independent certified public accounting firm of nationally recognized standing selected by PROTIVA and reasonably acceptable to MERCK, at PROTIVA’s expense, to have access during normal business hours to such of the records of MERCK and its sublicensed Affiliates as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any calendar year ending not more than [*] months prior to the date of such request. The accounting firm shall disclose to PROTIVA only whether the royalty reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to PROTIVA.

5.8.2	If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [*] days of the date PROTIVA delivers to MERCK such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees and expenses charged by such accounting firm shall be paid by PROTIVA, unless there was a discrepancy in MERCK’s favor of more than [*], in which case MERCK shall pay, or reimburse PROTIVA for, all such fees and expenses.

5.8.3	MERCK shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MERCK, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by PROTIVA’s independent accountant to the same extent required of MERCK under this Agreement.

5.8.4	Upon the expiration of [*] months following the end of any calendar year, the calculation of royalties payable with respect to such calendar year shall be binding and conclusive upon PROTIVA, and MERCK and its Affiliates shall be released from any liability or accountability with respect to royalties for such calendar year, unless PROTIVA shall have, prior to that time, made a timely request for an audit of such calculations for that period pursuant to this Section 5.8.

5.8.5	PROTIVA shall treat all financial information subject to review under this Section 5.8 or under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MERCK and/or its Affiliates obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

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5.9	Payment Method and Exchange Rate. All payments to be made by MERCK to PROTIVA under this Agreement shall be made in United States dollars and unless otherwise directed by Protiva Biotherapeutics Inc. in writing, all payments under this Section 5 shall be made by wire transfer using the following payment information:

[*]

All payments made under this Section 5 shall be made in the amounts specified herein without any deduction for bank fees or other bank charges. In the case of sales outside the United States, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States dollars due PROTIVA shall be made at the monthly rate of exchange utilized by MERCK in its worldwide accounting system, prevailing on the third to the last business day of the month preceding the month in which such sales are recorded by MERCK.

5.10	Income Tax Withholding. If applicable laws, rules or regulations require withholding of income or other taxes imposed upon any payments made by MERCK to PROTIVA under Section 5 of the Settlement Agreement, MERCK shall make such withholding payments as may be required and shall subtract such withholding payments from such payments. MERCK shall submit appropriate proof of payment of the withholding taxes to PROTIVA within a reasonable period of time. MERCK shall promptly provide PROTIVA with the official receipts. MERCK shall render PROTIVA reasonable assistance in order to allow PROTIVA to obtain the benefit of any present or future treaty against double taxation which may apply to such payments. If MERCK had a duty to withhold taxes in connection with any payment it made to PROTIVA under the Agreement but MERCK failed to withhold, and such taxes were assessed against and paid by MERCK, then PROTIVA will reimburse MERCK for such taxes (including interest). If MERCK makes a claim under this section, it will comply with the obligations imposed by this section as if MERCK had withheld taxes from a payment to PROTIVA.

5.11	Certain Defaults. If MERCK is at any time in default of any of MERCK’s payment or reporting obligations under this Section 5 and MERCK fails to cure all of such defaults within [*] days after notice from PROTIVA specifying the default, PROTIVA will be entitled to sue MERCK in any court of competent jurisdiction for PROTIVA’s damages and interest, and, should PROTIVA prevail, to seek from the court its costs and expenses of collection (including reasonable attorneys’ and experts’ fees and other expenses of litigation or preparation) to which it may be entitled, but, in such situations, except where MERCK has failed to pay the Initial Payment as and when required in Section 5.1. PROTIVA’s remedy shall be limited to monetary compensation and/or specific performance and, subject to Section 5.12, shall in no event include termination of any of MERCK’s license rights under Section 4.

5.12	Patent Challenges. PROTIVA shall have the right, upon written notice to MERCK, to terminate MERCK’s license under Sections 4.1 and 4.2 to the extent applicable to any PROTIVA Patent Right, PROTIVA Designated Patent Right, or Collaboration Patent Right if MERCK or any of its Affiliates shall (a) commence or participate in any action

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or proceeding (including, without limitation, any patent opposition or re-examination proceeding), or otherwise assert in writing any claim, challenging or denying the validity of such PROTIVA Patent Right, PROTIVA Designated Patent Right, or Collaboration Patent Right or any claim thereof or (b) actively assist any other person or entity in bringing or prosecuting any action or proceeding (including, without limitation, any patent opposition or re-examination proceeding) challenging or denying the validity of any of such PROTIVA Patent Right, PROTIVA Designated Patent Right, or Collaboration Patent Right or any claim thereof.

6. INVENTORSHIP DETERMINATION

6.1	[*] The Parties will submit to the following procedure for the determination of proper inventorship:

6.1.1	[*] The Parties will meet and confer as needed within the sixty (60) day period following the Effective Date to attempt to resolve the inventorship of the Disputed Applications. MERCK shall undertake a good faith review of the Disputed Applications and other SIRNA Patent Rights and may abandon an application(s) or amend the specification(s) and/or amend, delete and/or introduce new claims in such applications. Prior to the meeting, MERCK shall provide PROTIVA with copies of the then existing claims of the Disputed Applications and at its discretion a description of any other relevant changes that MERCK has made in other relevant MERCK patents or patent applications including identifying any subject matter it proposes not to pursue in future patent claims. Any agreed resolution of the inventorship of claims in either or both of the Disputed Applications shall be in a writing signed by the Parties as an addendum to this Agreement.

6.1.2	In the event that after the sixty (60) day period, the Parties do not agree on resolution of the inventorship of the then existing claims of the Disputed Applications then either Party may provide the other Party with written notice (“Trigger Notice”) that it will submit those claims to a Patent Expert (“PE”) for an inventorship determination under this Section 6.

6.1.3	Within sixty (60) days of the Trigger Notice the Parties shall either agree on the appointment of a mutually acceptable experienced patent expert or if no agreement can be reached, the Parties shall, within ten (10) days thereafter, simultaneously exchange nominations of patent experts in groups of five until a common nominee is encountered. Where multiple such exchanges of nominations are required, each such exchange shall occur within ten days after the preceding exchange. If multiple common nominees are encountered in the same exchange, and the parties are not able to agree within five (5) days thereafter upon a single nominee from such common nominees, the nominee will be selected within a further five days by the drawing of lots in a manner mutually acceptable to the Parties. The nominee shall be referred to herein as the Patent Expert or “PE”. Any submission under Section 6 by a Party to the PE shall be simultaneously served on all other opposing Parties. In the event, as described

13	*Confidential Treatment Requested.

above, that multiple common nominees are encountered in an exchange, those of such common nominees that are not initially selected as the Patent Expert shall be designated as alternate(s), to become the Patent Expert if the selected Patent Expert is unable or unwilling to serve or to continue to serve. In all other cases in which the Patent Expert is unable or unwilling to serve or to continue to serve, a replacement Patent Expert shall be selected as described in this Section 6.1.3 with respect to the initial Patent Expert.

6.1.4	Within ten (10) days of the appointment of the PE, MERCK shall provide both the PE and PROTIVA with copies of the Disputed Applications and a copy of Section 6 of this Agreement.

6.1.5	Within fifteen (15) days of receipt of the applications referred to in Section 6.1.4, the PE will conduct a meeting with the Parties to establish a schedule and terms of reference for conducting the inventorship determination. An appropriate confidentiality agreement will govern the PE’s access to the Retained Litigation Documents and any other documents submitted by a Party to the PE. Unless otherwise agreed between the Parties and the PE as part of the terms of reference, following the exchange of information described in Sections 6.1.6 and 6.1.7, each Party shall simultaneously serve on the other Parties and the PE, a briefing document for each Disputed Application not to exceed 20 pages (not including supporting attachments) describing the facts and law supporting its position on who is an appropriate inventor of each claim of the Disputed Applications. The Parties and the PE shall agree and execute an appropriate engagement agreement including customary confidentiality provisions. It is the Parties’ express desire to conduct the proceedings in a focused, efficient and timely manner. The Parties and the PE shall conduct the proceedings in accordance with the procedures set forth in this Section 6, provided however, the Parties may alter such proceedings by mutual agreement in writing. To the extent that it does not conflict with the procedures set forth herein, the PE shall have the discretion to request additional proceedings or information from the Parties as necessary, by way of example and not limitation, the PE may request additional briefing and/or argument from the Parties. No Party may require document production, written or oral discovery of any other Party except on mutual consent.

6.1.6	Within thirty (30) days of receipt of the applications referred to in Section 6.1.4, PROTIVA shall identify to MERCK and the PE [*]. At the same time, PROTIVA shall provide the PE and MERCK with any documents or information supporting its proposed inventorship.

6.1.7	Within ten (10) days of receiving PROTIVA’s list of claims, MERCK shall provide to PROTIVA and the PE the [*] any documents or information supporting its proposed inventorship.

6.1.8	[*]

14	*Confidential Treatment Requested.

6.1.9	Each Party shall make available to the PE for personal interview, those individuals it identified as potential inventors or who may corroborate the inventive contributions of the potential inventors. Each Party shall have the opportunity to attend any such interviews. The Parties shall promptly respond to any requests for information or testimony as may be requested by the PE.

6.1.10	The PE will determine the proper inventors of each of the Initial Contested Claims in accordance with US law on inventorship. The PE shall provide the Parties with a written determination of inventorship for each Initial Contested Claims including supporting reasons for that determination.

6.1.11	[*]

6.1.12	MERCK shall pay the expenses and fees of the PE for the inventorship determination of the Initial Contested Claims. The Parties shall bear the expenses for presenting their information and their proposed inventors to the Patent Expert for the inventorship determination proceeding in accordance with this Section 6, provided however, [*].

6.2	The ownership of an invention represented by a Contested Claim shall follow from the inventorship determination by the PE.

6.2.1	Contested Claims determined to be invented solely by persons obligated at the time the invention was made, to assign inventions to PROTIVA shall be owned by PROTIVA and patents and patent applications containing them shall be part of PROTIVA Patent Rights.

6.2.2	Contested Claims determined to be invented solely by persons obligated at the time the invention was made, to assign inventions to MERCK shall be owned by MERCK.

6.2.3	Contested Claims determined to be invented by persons obligated at the time the invention was made, to assign to PROTIVA jointly with persons obligated at the time the invention was made, to assign inventions to MERCK shall be jointly owned by PROTIVA and MERCK (“Joint Patent Rights”).

6.3	Prosecution and Maintenance of patent applications containing Contested Claims.

6.3.1	In any country in the Territory where possible the Parties shall pursue separate patent applications with Contested Claims in a manner that all claims in a single application are owned by either a single party or both parties jointly.

6.3.2	Each Party shall have the right to prosecute patent applications containing only Contested Claims for which it is determined to be the sole owner in accordance with Section 6.2 without consulting with the other Parties.

6.3.3	The Parties will cooperate on the prosecution and maintenance of any Joint Patent Rights and will share equally the costs and expenses related to the prosecution

15	*Confidential Treatment Requested.

and maintenance of the Joint Patent Rights in the Territory and agree to hold each other harmless for any activity in the prosecution or maintenance of Joint Patent Rights by a Party or a third party handling such matters on their behalf.

6.4	Other [*] Applications.

6.4.1	In the event that the PE determines that PROTIVA is either a sole or joint inventor of any Initial Contested Claim, MERCK shall conduct a review all [*] Patent Rights in light of the PE’s reasoning in the decision and make a good faith determination of whether person(s) obligated, at the time the invention was made, to assign inventions to PROTIVA is/were either sole or joint inventor(s) of any claim in any other [*] Patent Rights. [*].

6.4.2	[*], PROTIVA shall have the right, at its election, to bring this to the attention of MERCK for determination of inventorship under this Section 6. PROTIVA shall pursue an inventorship determination of claims in [*] Patent Rights in accordance with the procedures of this Section 6 and in no other forum. In that event, PROTIVA and MERCK shall have good faith discussions regarding such claims. If after such good faith discussions the Parties do not agree as to proper inventorship, PROTIVA shall have the right to refer all such claims (which, together with any claims identified by MERCK pursuant to Section 6.4.1 as being invented either solely or jointly by person(s) obligated, at the time the invention was made, to assign inventions to PROTIVA, are referred to herein as the “Other Contested Claims”) to the PE for determination of inventorship in accordance with the procedures established in Sections 6.1.3 to 6.1.11 mutatis mutandis, provided however, each Party shall bear its own costs in any inventorship determination in accordance with this Section 6.4.2 and PROTIVA and MERCK shall share equally the PE’s fees and expenses.

6.4.3	[*] that is not a SIRNA Patent Rights, [*].

6.5	The Parties do hereby release, and intend that their releases under Section 3 shall apply to, any claim or assertion of invalidity or unenforceability that is based in whole or in part upon a claim of inventorship that is contrary to a determination of inventorship of the same patent claim made by the Patent Expert(s) in accordance with this Section 6.

7. CONFIDENTIALITY

7.1	All the terms of this Agreement, including the amount of the payment made or to be made pursuant to Section 4 hereof and the fact that payment has been made, is being made, or is to be made, shall be maintained by the Parties and their counsel in strict confidence and shall not be disclosed to any third party or to the public without the written consent of all of the Parties; provided, however, that the foregoing will not apply to the subject matter of any license right granted herein; and provided further, however, that the Parties shall have the right to disclose the terms of this Agreement to the extent required by law subject to Section 7.2. The Parties may disclose in confidence, without consent of all other Parties, the terms of the Agreement to its current and prospective

16	*Confidential Treatment Requested.

shareholders, investors, lenders, or acquirers; provided, however, that the specific amount paid or payable under Sections 5.1, 5.1.1 and 5.1.2, may be disclosed to such Party’s shareholders to extent required under applicable law. The Parties agree that a press release with mutually agreed text of the form attached as Schedule 7.1 may be issued by PROTIVA within ten (10) business days of the Effective Date.

7.2	Should the terms of this Agreement be requested in discovery in any litigation or other proceeding now pending or that the Parties may become involved in after the Effective Date, the Parties shall not reveal the terms of this Agreement unless (i) so ordered by the Court or other tribunal presiding over that litigation; and (ii) every effort is made to make the disclosure subject to a Confidentiality Order limiting disclosure of the terms of this Agreement to the parties, their attorneys and the Court or other tribunal in that litigation.

7.3	Any Party receiving a demand to reveal the terms of the Agreement in any such litigation shall promptly inform the other Party to this Agreement.

8. REPRESENTATIONS AND WARRANTIES

8.1	Each Party represents and warrants to the other Party that as of the Effective Date:

8.1.1	it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder; provided, however, that MERCK acknowledges that it is aware of claims to the contrary made in the INEX Litigation; and

8.1.2	this Agreement has been duly executed by it and is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

8.2	PROTIVA represents and warrants that Schedule 1.29 identifies all of the PROTIVA Patent Rights that exist as of the Effective Date.

8.3	PROTIVA covenants, represents and warrants that it will not settle any disputes with Tekmira Pharmaceuticals Corporation or its successors-in-interest including but not limited to the INEX Litigation in any manner that will compromise or reduce the licenses, rights and releases granted to MERCK in this Settlement Agreement.

8.4	PROTIVA represents and warrants to the best of its knowledge that other than SIRNA it has had no interaction with any MERCK Affiliate that would have given rise to a cause of action described in Section 3.2.

8.5	MERCK represents and warrants to the best of its knowledge that other than SIRNA, no MERCK Affiliate has any claims described in Section 3.2 against PROTIVA.

8.6	NO PARTY MAKES ANY EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY TO ANY OTHER PARTY THAT ANY PATENTS REFERENCED

HEREIN WILL ISSUE OR THAT ANY OF THE SAME ARE VALID WHETHER DUE TO A PARTY’S ACTIONS OR INACTIONS OR THAT ANY OF THE RIGHTS LICENSED OR TO BE LICENSED HEREUNDER WILL BE USEFUL OR VALUABLE. EACH PARTY SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED WARRANTIES, INCLUDING ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT.

9. INDEMNIFICATION

9.1	PROTIVA agrees to indemnify and hold harmless MERCK and its Affiliates, and their respective agents, directors, officers and employees and their respective successors and assigns (the “MERCK Indemnitees”) from and against any and all losses, costs, damages, fees or expenses (“Losses”) incurred by a MERCK Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a third party based on (a) the development, use, manufacture, distribution or sale of any product by PROTIVA or any of its Affiliates, under or pursuant to the licenses granted by MERCK under this Agreement, including, but not limited to, any claims made against MERCK by third parties or a PROTIVA Affiliate alleging infringement, injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any such product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, or (b) any breach of any representation, warranty or covenant of PROTIVA in this Agreement.

9.2	The above indemnification shall not apply to the extent that any Losses are due to a material breach of any of MERCK’s representations, warranties, covenants and/or obligations under this Agreement.

9.3	MERCK agrees to indemnify and hold harmless PROTIVA and its Affiliates and sublicensees, and their respective agents, directors, officers and employees and their respective successors and assigns (the “PROTIVA Indemnitees”) from and against any and all losses, costs, damages, fees or expenses (“Losses”) incurred by a PROTIVA Indemnitee arising out of or in connection with any claim, suit, demand, investigation or proceeding brought by a third party or a MERCK Affiliate (“Claim”) based on (a) the development, use, manufacture, distribution or sale of any product by MERCK or any of its Affiliates, under or pursuant to the licenses granted by PROTIVA under this Agreement, including, but not limited to, any claims made against PROTIVA by third parties or a MERCK Affiliate alleging infringement, injury, damage, death or other consequence occurring to any person claimed to result, directly or indirectly, from the possession, use or consumption of, or treatment with, any such product, whether claimed by reason of breach of warranty, negligence, product defect or otherwise, and regardless of the form or forum in which any such claim is made, or (b) any breach of any representation, warranty or covenant of MERCK in this Agreement.

9.4	The above indemnification shall not apply to the extent that any Losses are due to a material breach of any of PROTIVA’s representations, warranties, covenants and/or obligations under this Agreement.

9.5	The obligation to indemnify pursuant to this Section 9 shall be contingent upon timely notification by the indemnitee to the indemnitor of any claims, suits or service of process; the tender by the indemnitee to the indemnitor of full control over the conduct and disposition of any claim, demand or suit; and reasonable cooperation by the indemnitee in the defense of the claim, demand or suit. No indemnitor will be bound by or liable with respect to any settlement or admission entered or made by any indemnitee without the prior written consent of the indemnitor. The indemnitee will have the right to retain its own counsel to participate in its defense in any proceeding hereunder. The indemnitee shall pay for its own counsel except to the extent it is determined that (i) one or more legal defenses may be available to it which are different from or additional to those available to the indemnitor, or (ii) representation of two Parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any such case and to such extent, the indemnitor shall be responsible to pay for the reasonable costs and expenses of the separate counsel retained to participate in the defense of the indemnitee, provided that such expenses are otherwise among those covered by the indemnitor’s indemnity agreement hereunder.

10. MISCELLANEOUS

10.1	Notices

All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

Notices to PROTIVA will be addressed to:

PROTIVA Biotherapeutics Inc.

100-3480 Gilmore Way

Burnaby, B.C., Canada

Attention: President & CEO

Facsimile No.: (604) 630-5103

With copy to:

Orrick, Herrington & Sutcliffe LLP

719 Second Ave., Suite 900

Seattle, WA 98104

Attention: Roger M. Tolbert, Esq.

Facsimile No.: (206) 839-4301

Notices to MERCK will be addressed to:

Merck & Co., Inc.

One Merck Drive

P.O. Box 100, WS3A-65

Whitehouse Station, NJ 08889-0100

Attention: Office of Secretary

Facsimile No.: (908) 735-1246

With copy to:

Merck & Co., Inc.

One Merck Drive

Attention: Chief Licensing Officer

P.O. Box 100, WS2A-30

Whitehouse Station, NJ 08889-0100

Facsimile: (908) 735-1214

10.2	Governing Law

This Agreement will be construed in accordance with and governed in all respects by the laws of the State of New York without regard to any conflicts of law principles which would result in application of laws of any other jurisdiction.

10.3	Costs and Attorney’s fees

The Parties agree to bear their own costs and attorney’s fees in connection with the Litigation and the negotiation of this Settlement Agreement.

10.4	Entire Agreement

This Settlement Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral. This Settlement Agreement may not be altered or amended except by an instrument in writing executed by both Parties.

10.5	Termination of Prior Agreements

The Parties agree that the Prior Agreements have been terminated or are terminated as of the Effective Date of this Settlement Agreement and that no rights or obligations of the Prior Agreements have survived or survive termination.

10.6	Severability

If any provision of this Agreement is unenforceable, such provision will be changed and interpreted to accomplish the objectives of such provision to the greatest extent possible under applicable law and the remaining provisions will continue in full force and effect.

10.7	Assignment

Except as provided in this Section 10.7, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by any Party without the consent of the other Parties; provided, however, that a Party may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate or in connection with the transfer or sale of all or substantially all of its assets related to the subject matter of this Agreement, or in the event of its merger or consolidation or change in control or similar transaction. Any attempted assignment not in accordance with this Section 10.7 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

10.8	Non-Solicitation

Each Party agrees that from the Effective Date until the fifth anniversary of the Effective Date, neither such Party nor any of its Affiliates will, except upon the express prior written consent of the other Party in each instance, directly or indirectly solicit for employment in any capacity (whether as a full or part time employee or as a consultant or contractor) any person who is then employed by such other Party or its Affiliates in any capacity related to this Agreement. This provision will not apply to or prohibit general solicitations such as job postings through public media, not focused on or directed specifically to the personnel of the other Party.

10.9	Compromise

The parties expressly deny any liability with respect to the claims and counterclaims made against them in the Litigation. It is expressly understood and agreed between the Parties that this Agreement is a compromise and shall not be interpreted to be an admission of liability or non-liability or an acknowledgement of the validity or invalidity of any claims, counterclaims or defenses that were asserted in the Litigation.

10.10	Schedules

The appended Schedules form an integral part of this Settlement Agreement.

10.11	Construction

The Parties agree they have had ample opportunity to influence the choice of language and terms in this Settlement Agreement. No provision of this Settlement Agreement shall be presumed to be construed against its drafter.

10.12	Counterparts

This Agreement may be executed in multiple counterparts, each of which shall be considered and shall have the force and effect of an original and all of which together shall constitute one and the same document.

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, each Party has executed this Settlement Agreement as of the date indicated below by its authorized representative.

PROTIVA BIOTHERAPEUTICS INC.

By:	/s/ Mark J. Murray
Name:	Mark J. Murray
Title:	President & CEO

Date:	October 9, 2007

PROTIVA BIOTHERAPEUTICS (USA), INC.

By:	/s/ Mark J. Murray
Name:	Mark J. Murray
Title:	President & CEO

Date:	October 9, 2007

MERCK & CO., INC.

By:	/s/ Paul Matukaitis

Name:	Paul Matukaitis
Title:	Vice President & Assistant General Counsel

Date:	October 9, 2007

SIRNA THERAPEUTICS, INC.

By:	/s/ Debra A. Bollwage

Name:	Debra A. Bollwage
Title:	Assistant Secretary

Date:	October 9, 2007

SCHEDULE 1.26(i)

[*]

23	*Confidential Treatment Requested.

SCHEDULE 1.26(ii)

[*]

24	*Confidential Treatment Requested.

SCHEDULE 1.29

PROTIVA Patent Rights

TTC Ref Country ATTY(s) Handling	Title	Inventor	Application No. Filing Date	Status Remarks
[*]	[*]	[*]	[*]	[*]

25	*Confidential Treatment Requested.

SCHEDULE 1.30

PROTIVA Reserved Targets

[*]

26	*Confidential Treatment Requested.

SCHEDULE 1.31

PROTIVA Potential Reserved Targets

[*]

27	*Confidential Treatment Requested.

SCHEDULE 2-A

Form of Dismissal – State Action

[Execution Copy contains one page form]

CIV-110

ATTORNEY OR PARTY WITHOUT ATTORNEY (Name and Address): Elizabeth A. Howard (SB# 173185) Sean A. Lincoln (SB# 136387) ORRICK, HERRINGTON & SUTCLIFFE LLP 1000 Marsh Road Menlo Park, California 94025	TELEPHONE NO.: (650) 614-7400	FOR COURT USE ONLY
ATTORNEY FOR (Name): Protiva Biotherapeutics Inc.; Protiva Biotherapeutics Inc. (USA)
Insert name of court and name of judicial district and branch court, it any: SAN FRANCISCO SUPERIOR COURT
PLAINTIFF/PETITIONER: Protiva Biotherapeutics Inc. and Protiva Biotherapeutics Inc. (USA) DEFENDANT/RESPONDENT: Sirna Therapeutics, Inc.
REQUEST FOR DISMISSAL
☐ Personal Injury, Property Damage, or Wrongful Death ☐ Motor Vehicle ☐ Other ☐ Family Law ☐ Eminent Domain ☒ Other (specify) : Breach of Contract; Trade Secret Misappropriation		CASE NUMBER: CGC 06-450694
- A conformed copy will not be returned by the clerk unless a method of return is provided with the document. -

1. TO THE CLERK: Please dismiss this action as follows:
a. (1) ☒ With Prejudice (2) ☐ Without prejudice b. (1) ☒ Complaint (2) ☐ Petition
(3) ☐ Cross-complaint filed by (name): on (date): (4) ☐ Cross-complaint filed by (name): on (date): (5) ☐ Entire action of all parties and all causes of action (6) ☐ Other (specify):*

Date: October , 2007
Elizabeth A. Howard	▶
(TYPE OR PRINT NAME OF ☒ ATTORNEY ☐ PARTY WITHOUT ATTORNEY)		(SIGNATURE)

*  If dismissal requested is of specified parties only of specified causes of action only, or of specified cross-complaints only, so state and identify the parties, causes of action, or cross-complaints to be dismissed.

Attorney or party without attorney for: ☒ Plaintiff/Petitioner ☐ Defendant/Respondent ☐ Cross - complainant

2. TO THE CLERK: Consent to the above dismissal is hereby given.**
Date: October , 2007 Meredith N. Landy	▶
(TYPE OR PRINT NAME OF ☒ ATTORNEY ☐ PARTY WITHOUT ATTORNEY)		(SIGNATURE)

**If a cross-complaint-or Response (Family Law) seeking affirmative relief -is on file, the attorney for cross-complainant (respondent) must sign this consent if required by Code of Civil Procedure section 581 (i) or (j).

Attorney or party without attorney for: ☐ Plaintiff/Petitioner ☒ Defendant/Respondent ☐ Cross - complainant

(To be completed by clerk)

3.    ☐      Dismissal entered as requested on (date):

4.    ☐      Dismissal entered on (date):                                         as to only (name):

5.    ☐      Dismissal not entered as requested for the following reasons (specify):

6.    ☐      a. Attorney or party without attorney notified on (date):

                b. Attorney or party without attorney not notified. Filing party failed to provide

                ☐     a copy to conformed ☐ means to return conformed copy

Date:	Clerk, by , Deputy

Page 1 of 1

Form Adopted for Mandatory use	REQUEST FOR DISMISSAL	Code of Civil Procedure, § 581 et seq.;
Judicial Council of California		Cal. Rules of Court, rule 3.1390
CIV-110[Rev. January 1, 2007]		www.courtinfo.ca.gov

American LegalNet, Inc.
www.FormsWorkflow.com

SCHEDULE 2-B

Form of Dismissal – Federal Action

[Execution Copy contains four page form]

1	MEREDITH N. LANDY (State Bar No. 136489) DHAIVAT H. SHAH (State Bar No. 196382)
2	ROBERTA L. HARTING (State Bar No. 225067) O’MELVENY & MYERS LLP
3	2765 Sand Hill Road Menlo Park, California 94025-7019
4	Telephone: (650) 473-2600 Facsimile: (650) 473-2601
5	E-Mail: mlandy@omm.com dshah@omm.com
6	rharting@omm.com

7	Attorneys for Plaintiff SIRNA THERAPEUTICS, INC.
8	ELIZABETH A. HOWARD (State Bar No. 173185)
9	JAN E. ELLARD (State Bar No. 171947) ORRICK, HERRINGTON & SUTCLIFFE LLP
10	1000 Marsh Road Menlo Park, California 94025-1015
11	Telephone: (650) 614-7400 Facsimile: (650) 614-7401
12	E-Mail: ehoward@orrick.com jellard@orrick.com
13	Attorneys for Defendants
14	PROTIVA BIOTHERAPEUTICS, INC. and MARK J. MURRAY
15

16	IN THE UNITED STATES DISTRICT COURT
17	FOR THE NORTHERN DISTRICT OF CALIFORNIA
18

19	SIRNA THERAPEUTICS, INC.,	Case No. C 06-01361 MMC
20	Plaintiff,	STIPULATION AND ORDER OF
21	v.	DISMISSAL WITH PREJUDICE
22	PROTIVA BIOTHERAPEUTICS, INC.,
23	and MARK J. MURRAY,

24	Defendants.

25

26

27

28

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE – C 06-01361 MMC

1	The parties herein, by and through their counsel of record, hereby stipulate and agree as follows:

2	WHEREAS, the Plaintiff and Defendants have entered into a Settlement Agreement and General Release which fully settles all contested issues in this case;
3
IT IS HEREBY STIPULATED, pursuant to Fed. R. Civ. P. 41(a)(1)(A)(ii), that all claims asserted in this case by Plaintiff
4	are hereby dismissed with prejudice and, further, that all parties shall bear their own costs and fees.

5	SO STIPULATED.

6	Dated: October , 2007	O’MELVENY & MYERS LLP

7		By:
Meredith N. Landy
8
Attorneys for Plaintiff
9		SIRNA THERAPEUTICS, INC.

10	Dated: October , 2007	ORRICK, HERRINGTON & SUTCLIFFE LLP

11		By:
Elizabeth A. Howard
12
Attorneys for Defendants
13		PROTIVA BIOTHERAPEUTICS, INC.
and MARK J. MURRAY
14

15

16

17

18

19

20

21

22

23

24

25

26

27

28

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE – C 06-01361 MMC

CERTIFICATE OF CONCURRENCE

I hereby attest that concurrence in the filing of this document has been obtained from counsel for defendants, Elizabeth A. Howard.

Dated: October , 2007	O’MELVENY & MYERS LLP

By:
Meredith N. Landy

Attorneys for Plaintiff SIRNA THERAPEUTICS, INC.

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE – C 06-01361 MMC

ORDER

IT IS SO ORDERED.

Dated: October     , 2007

The Honorable Maxine M. Chesney United States District Judge

STIPULATION AND ORDER OF DISMISSAL WITH PREJUDICE – C 06-01361 MMC

SCHEDULE 7.1

Form of Press Release

FOR IMMEDIATE RELEASE

MERCK & CO., INC. LICENSES SNALP TECHNOLOGY FROM PROTIVA

— Protiva to Receive One-Time Payment with Potential Milestone and Royalty Payments as Part of Broader Agreement —

Vancouver, BC, October xx, 2007 – Protiva Biotherapeutics Inc. today reported that it has granted Merck & Co., Inc. a non-exclusive license to Protiva’s SNALP (Stable Nucleic Acid-Lipid Particles) technology for ongoing research and development of therapeutics in the emerging field of RNA interference (RNAi).

Under the terms of the agreement Protiva will receive a one-time payment from Merck with the potential for milestone and royalty payments based upon the developmental progress of future RNAi-based product candidates. In addition, Protiva has agreed to cease all litigation between Protiva and Sirna Therapeutics Inc, a wholly owned subsidiary of Merck, including the removal of a preliminary injunction granted by the Superior Court of California in March 2007. Financial details were not disclosed

Protiva’s President and CEO Dr. Mark Murray said, “Merck’s licensing of our ‘SNALP’ technology is an important validation of the skill of our scientific team and our leadership position in the siRNA delivery space. Protiva is moving forward with financial strength and a continued focus on the development of new therapeutic products and business alliances.”

“We are pleased to have licensed Protiva’s SNALP technology,” said Alan Sachs M.D. Ph.D., vice president of RNA Therapeutics for Merck. “This technology can now be used to advance Merck’s RNAi-based therapeutic development programs.”

RNAi, which relies on the use of specifically designed short interfering RNA (siRNA) molecules, is a technology with the potential to fundamentally change how we treat serious human diseases such as cancer, HIV, influenza, Ebola virus infections and metabolic conditions such as high cholesterol. Dr. Andrew Fire and Dr. Craig Mello, the pioneers of RNAi, were awarded the Nobel Prize for Physiology or Medicine in 2006 for their discovery about how genes are controlled within living cells. Today, RNAi represents one of the most promising and rapidly advancing fields in biology and drug development.

About Protiva

Founded in 2001, Protiva Biotherapeutics Inc. is focused on the development of nucleic acid based pharmaceutical products to fight serious human diseases, such as cancer, influenza (including H5N1), Ebola, inflammatory diseases and other chronic viral infections. Protiva’s proprietary Stable Nucleic-Acid Lipid Particle (SNALP) technology is an encapsulation and delivery system for nucleic acid payloads, such as short interfering RNA (siRNA), to target cells. It represents a breakthrough in the field of RNA interference.

Protiva is headquartered in Vancouver, B.C. with offices in Seattle, Washington. For more information, visit www.protivabio.com.

For more information about Protiva, contact:

Mark J. Murray, Ph.D.

President and Chief Executive Officer

Protiva Biotherapeutics Inc.

Vancouver: (604) 630-5063

Media contact:

David Ryan

Longview Communications Inc.

(604) 694 6031

dryan@longviewcomms.ca

AGREEMENT TO EXTEND TIME PERIOD

Sirna Therapeutics, Inc. and Merck & Co., Inc. (collectively “MERCK”) and Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc. (collectively “PROTIVA”) are parties to that certain Settlement Agreement (“Settlement Agreement”) dated as of October 9, 2007 (the “Effective Date”). MERCK and PROTIVA hereby agree that the sixty (60) day period referred to in Sections 6.1.1 and 6.1.2 of the Settlement Agreement shall be extended for an additional sixty (60) days, such that such period will extend through and including February 6, 2008. Except as agreed in this instrument, the remainder of the Settlement Agreement remains in full force and effect in accordance with its terms.

PROTIVA BIOTHERAPEUTICS INC.		MERCK & CO., INC.

By:	/s/ Mark Murray	By:	/s/ Paul Matukaitis
Name:	Mark Murray	Name:	Paul Matukaitis
Title:	President & CEO	Title:	Vice President & Assistant General Counsel

Date:	December 4, 2007	Date:	December 6, 2007

PROTIVA BIOTHERAPEUTICS (USA), INC.		SIRNA THERAPEUTICS, INC.

By:	/s/ Mark Murray	By:	/s/ Debra A. Bollwage
Name:	Mark Murray	Name:	Debra A. Bollwage
Title:	President & CEO	Title:	Assistant Secretary

Date:	December 4, 2007	Date:	December 6, 2007

AGREEMENT TO EXTEND TIME PERIOD

Sirna Therapeutics, Inc. and Merck & Co., Inc. (collectively “MERCK”) and Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc. (collectively “PROTIVA”) are parties to that certain Settlement Agreement (“Settlement Agreement”) dated as of October 9, 2007 (the “Effective Date”). MERCK and PROTIVA hereby agree that the sixty (60) day period referred to in Sections 6.1.1 and 6.1.2 of the Settlement Agreement, which has been previously extended through and including February 6, 2008, shall be further extended for an additional sixty (60) days, such that such period will extend through and including April 6, 2008. Except as agreed in this instrument, the remainder of the Settlement Agreement remains in full force and effect in accordance with its terms.

PROTIVA BIOTHERAPEUTICS INC.		MERCK & CO., INC.

By:	/s/ Mark J. Murray	By:	/s/ Paul Matukaitis
Name:	Mark J. Murray	Name:	Paul Matukaitis
Title:	President & CEO	Title:	Vice President & Assistant General Counsel

Date:	February 7, 2008	Date:	February 7, 2008

PROTIVA BIOTHERAPEUTICS (USA), INC.		SIRNA THERAPEUTICS, INC.

By:	/s/ Mark J. Murray	By:	/s/ Debra A. Bollwage
Name:	Mark J. Murray	Name:	Debra A. Bollwage
Title:	President & CEO	Title:	Assistant Secretary

Date:	February 7, 2008	Date:	February , 2008

AGREEMENT TO EXTEND TIME PERIOD

Sirna Therapeutics, Inc. and Merck & Co., Inc. (collectively “MERCK”) and Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc. (collectively “PROTIVA”) are parties to that certain Settlement Agreement (“Settlement Agreement”) dated as of October 9, 2007 (the “Effective Date”). MERCK and PROTIVA hereby agree that the sixty (60) day period referred to in Sections 6.1.1 and 6.1.2 of the Settlement Agreement, which has been previously extended through and including April 6, 2008, shall be further extended for an additional sixty (60) days, such that such period will extend through and including June 6, 2008. Except as agreed in this instrument, the remainder of the Settlement Agreement remains in full force and effect in accordance with its terms.

PROTIVA BIOTHERAPEUTICS INC.		MERCK & CO., INC.

By:	/s/ Mark J. Murray	By:	/s/ Paul D. Matukaitis
Name:	Mark J. Murray	Name:	Paul D. Matukaitis
Title:	President & CEO	Title:	Vice President & Assistant General Counsel

Date:	March 28, 2008	Date:	March 24, 2008

PROTIVA BIOTHERAPEUTICS (USA), INC.		SIRNA THERAPEUTICS, INC.

By:	/s/ Mark J. Murray	By:	/s/ Debra A. Bollwage
Name:	Mark J. Murray	Name:	Debra A. Bollwage
Title:	President & CEO	Title:	Assistant Secretary

Date:	March 28, 2008	Date:	March 24, 2008

AGREEMENT TO EXTEND TIME PERIOD

Sirna Therapeutics, Inc. and Merck & Co., Inc. (collectively “MERCK”) and Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc. (collectively “PROTIVA”) are parties to that certain Settlement Agreement (“Settlement Agreement”) dated as of October 9, 2007 (the “Effective Date”). MERCK and PROTIVA hereby agree that the sixty (60) day period referred to in Sections 6.1.1 and 6.1.2 of the Settlement Agreement, which has been previously extended through and including July 31, 2008, shall be further extended to last through and including August 31, 2008. Except as agreed in this instrument, the remainder of the Settlement Agreement remains in full force and effect in accordance with its terms.

PROTIVA BIOTHERAPEUTICS INC.		MERCK & CO., INC.

By:	/s/ Mark J. Murray	By:	/s/ Paul D. Matukaitis
Name:	Mark J. Murray	Name:	Paul D. Matukaitis
Title:	President & CEO	Title:	Vice President & Assistant General Counsel

Date:	July 31, 2008	Date:	July 29, 2008

PROTIVA BIOTHERAPEUTICS (USA), INC.		SIRNA THERAPEUTICS, INC.

By:	/s/ Mark J. Murray	By:	/s/ Jon Filderman
Name:	Mark J. Murray	Name:	Jon Filderman
Title:	President & CEO	Title:	Secretary

Date:	July 31, 2008	Date:	July 29, 2008

AGREEMENT TO EXTEND TIME PERIOD

Sirna Therapeutics, Inc. and Merck & Co., Inc. (collectively “MERCK”) and Protiva Biotherapeutics Inc. and Protiva Biotherapeutics (USA), Inc. (collectively “PROTIVA”) are parties to that certain Settlement Agreement (“Settlement Agreement”) dated as of October 9, 2007 (the “Effective Date”). MERCK and PROTIVA hereby agree that the sixty (60) day period referred to in Sections 6.1.1 and 6.1.2 of the Settlement Agreement, which has been previously extended through and including August 31, 2008, shall be further extended (effective as of September 1, 2008) to last through and including October 31, 2008. Except as agreed in this instrument, the remainder of the Settlement Agreement remains in full force and effect in accordance with its terms.

PROTIVA BIOTHERAPEUTICS INC.		MERCK & CO., INC.

By:	/s/ Mark J. Murray	By:	/s/ Paul D. Matukaitis
Name:	Mark J. Murray	Name:	Paul D. Matukaitis
Title:	President & CEO	Title:	Vice President & Assistant General Counsel

Date:	September 3, 2008	Date:	September 3, 2008

PROTIVA BIOTHERAPEUTICS (USA), INC.		SIRNA THERAPEUTICS, INC.

By:	/s/ Mark J. Murray	By:	/s/ Jon Filderman
Name:	Mark J. Murray	Name:	Jon Filderman
Title:	President & CEO	Title:	Counsel

Date:	September 3, 2008	Date:	September 3, 2008